Exhibit 10.18-2

 November 9, 2007

AMI Doduco, Inc.
Murray Corporate Park
1003 Corporate Drive
Export, PA 15362

Re:                         Consignment and/or Purchase of Silver Agreement

Ladies and Gentlemen:

                    We are pleased to confirm that, subject to your acceptance of this facility, THE BANK OF NOVA SCOTIA (“Scotiabank”) will be prepared to deliver, from time to time, on an uncommitted basis, silver upon consignment (the “Consignment(s)”) to AMI DODUCO, INC. (the “Consignee”) subject to availability and to the terms and conditions outlined herein and further subject to Scotiabank’s absolute discretion not to deliver silver if it so decides.

Definitions. For the purposes of this Agreement:

“Dollar Value” with respect to silver shall mean, on the day of determination, the value in U.S. dollars of one troy ounce of silver determined by the Handy & Harman (“H&H”) noon price with respect to silver, on such day times the number of ounces of silver in respect of which the Dollar Value is being determined. In the event that there is no H&H noon price for silver on a particular day, the last established H&H noon price for silver shall apply.

1.         Availability. Silver delivered and held on consignment hereunder from time to time by the Consignee shall not at any time have a Dollar Value which exceeds the lesser of (i) the Dollar Value of 600,000 troy ounces of silver and (ii) $10,200,000 U.S. (such $10,200,000 U.S. amount being the “Maximum Dollar Limit”).

2.         Restoration of Maximum Dollar Limit. If at any time the Dollar Value of silver held on consignment hereunder by the Consignee should exceed the Maximum Dollar Limit, then Scotiabank may at its option, by telex or telecopy notice to the Consignee, require that by the end of the Business Day immediately following the day upon which such notice is given, the Consignee either:

            (i)          re-deliver to Scotiabank a portion of the silver held on consignment hereunder sufficient to reduce the Dollar Value of the silver continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit; or

            (ii)          purchase from Scotiabank, at the H&H noon price on the date of purchase plus a premium of $0.015 per ounce (the “Applicable Premium”), a quantity of the silver sufficient to reduce the Dollar Value of the silver continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit.

3.         Quality. Silver delivered to the Consignee and returned to Scotiabank shall be in London Good Delivery bar form and of a minimum fineness of .9999, unless otherwise mutually agreed to in advance of delivery.

EXCEPT FOR THE FINENESS OF THE CONSIGNED SILVER AND THE QUANTITY THEREOF WITH RESPECT TO EACH CONSIGNMENT, SCOTIABANK MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SILVER CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND SCOTIABANK HEREBY DISCLAIMS ALL SUCH WARRANTIES.

4.         Orders. Requests for delivery of silver will be made by an authorized representative of the Consignee to an authorized officer of Scotiabank by telephone, telex or telecopied transmission. Each request will indicate the quantity and quality of the silver to be delivered and the date on which the delivery is to be made. Unless otherwise requested by Consignee, any silver delivered shall be of the quality set forth in paragraph 3. All telephone requests shall be confirmed in writing to Scotiabank within five (5) days of such request.

5.         Deliveries by Scotiabank.

            (a)          If Scotiabank has agreed to make a requested delivery of silver, it will arrange for the delivery of the silver to a location acceptable to both parties and on the date agreed upon for delivery. Scotiabank will assume all risk of loss or damage to the silver until it has been delivered to the agreed upon location, at which time such risk shall pass to the Consignee. Such delivery shall be accompanied by a delivery statement provided by Scotiabank setting out the quantity and quality of silver delivered.

            (b)          If on receipt of the silver it is determined by the Consignee that the silver delivered by Scotiabank to the Consignee is of a different quantity and/or quality than is set out in the delivery statement, the Consignee shall forthwith give notice of such discrepancy to Scotiabank. In that event, Scotiabank shall be entitled to conduct such tests and make such examination of the silver as it considers necessary or desirable. If such tests or examinations determine that the silver delivered by Scotiabank to the Consignee is of a different quantity and/or quality than was set out in the said delivery statement, then Scotiabank or the Consignee, as the case may be, shall make the appropriate adjustments.

            (c)          Absent manifest error, unless Scotiabank receives from the Consignee the above described notice of discrepancy within fifteen (15) Business Days of receipt of the silver, then the silver delivered will be deemed to be as set out in the delivery statement that accompanied the delivery; provided, however, that in no event shall such requirement to provide notice of discrepancy extend beyond thirty (30) Business Days.

Business Day. For the purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, a Sunday or a day that banks are lawfully closed for business in Toronto, Canada or New York, New York, or in the case of any location to which silver is to be delivered or received, a day that transactions cannot be carried out at such location.

6.         Title.

            (a)          Title to the silver delivered by Scotiabank and held by the Consignee on consignment for Scotiabank will remain with Scotiabank and will not pass to the Consignee until such time as the silver is purchased by the Consignee as provided for in paragraphs 9, 10 and 6(b) hereof. In the event that only a portion of the Consignment is purchased, then title as pertains to that portion only will transfer to the Consignee.

            (b)          Title to the silver purchased by the Consignee as provided for in paragraphs 9 and 10 hereof will pass to the Consignee upon receipt by Scotiabank of all funds due to it from the Consignee in payment for the silver purchased.

7.         Segregation. The Consignee shall not be permitted at any time to commingle the silver held on consignment for Scotiabank with any other silver held by the Consignee on consignment, safekeeping, or trust, or with silver owned by the Consignee. Upon receipt of Scotiabank’s silver, the Consignee shall segregate and continue to segregate such silver in a manner such that the silver may be readily identifiable as being the property of Scotiabank and to that end, the Consignee shall prominently display, on such segregated silver, such signs, flags or plaques (which conform to all legal requirements, if any) which clearly state that such segregated silver is the property of Scotiabank and as may be necessary to preserve and identify Scotiabank’s ownership of such segregated silver.

8.         Safekeeping. Until such time as the silver received from Scotiabank has been returned to Scotiabank, or purchased by the Consignee, as hereinafter provided, the Consignee will afford the silver no less safekeeping protection than it affords silver held for its own account. The Consignee will provide insurance coverage, reasonably acceptable to Scotiabank and with Scotiabank designated thereon as loss payee, on the silver held on consignment for Scotiabank by the Consignee in such amounts and covering such risks as is usually carried by companies in a similar business and the Consignee shall upon request deliver to Scotiabank a copy of all policies for such insurance.

9.         Purchase Request. If the Consignee wishes to purchase part or all of the silver held on consignment for Scotiabank, an authorized representative of the Consignee will make a request to an authorized officer of Scotiabank stating the quantity and quality of silver to be purchased and the proposed value date of the purchase. Scotiabank will send Consignee written confirmation of all telephone requests and Consignee shall send Scotiabank written acknowledgment of such confirmation within five (5) days of receipt.

10.       Purchase. Provided that no Event of Default exists, and subject to the provisions of paragraph 31 hereof, Scotiabank, by its authorized officer, shall provide an authorized representative of the Consignee at least two (2) Business Days (or such lesser period as Scotiabank may accommodate) prior to the proposed value date with a quotation (based on the H&H noon price with respect to silver on the day such quotation is given plus a premium of $0.015 per ounce) of the value date price of the silver to be purchased. If the authorized representative of the Consignee agrees to such quotation, such quantity of silver will thereupon be conclusively deemed to have been contracted for purchase, with payment of the purchase price to be made on the agreed upon value date.

11.       Security. The obligations of Consignee under this Agreement are secured by that certain Guarantee dated September 8, 2006 executed by Technitrol, Inc. in favor of Scotiabank as the same may be amended and/or amended and restated from time to time.

12.       Invoices.

            (a)          Scotiabank will furnish the Consignee promptly after each purchase is agreed to with a statement setting forth the quantity and quality of the silver sold, and a calculation of the purchase price payable by the Consignee, together with an invoice for such purchase price.

            (b)          Failure by Scotiabank to issue a statement and/or an invoice or failure to issue such statement and/or invoice in a timely manner, does not negate the Consignee’s obligation to pay amounts due under this Agreement.

            (c)          If there is a discrepancy between the statement provided by Scotiabank and the agreed to terms of the purchase by the Consignee, as the Consignee understands them to be, the Consignee shall forthwith notify Scotiabank of such discrepancy. Absent manifest error, if such notification is not received by Scotiabank within fifteen (15) days of receipt of the statement by the Consignee then such statement shall be deemed to be correct; provided, however, that in no event shall such requirement to provide notice of discrepancy extend beyond thirty (30) days

13.       Payments. Payment of the purchase price of the silver will be made on the value date and will be made in U.S. dollars in same day funds by any method mutually agreed upon from time to time. If an amount payable hereunder is not paid when due, the Consignee will pay interest on the unpaid amount, based on a 360 day year, calculated and payable upon demand for the actual number of days elapsed and compounded monthly until paid in full, at Scotiabank’s U.S. dollar base rate as quoted in New York from time to time for U.S. dollar commercial loans made by Scotiabank in the United States of America and being a variable rate of interest adjusted automatically upon change by Scotiabank plus 1% per annum.

14.       Reports. In the event that Technitrol, Inc.’s financial statements are no longer publicly available, the Consignee will begin sending to Scotiabank its quarterly and annual audited financial statements within ninety (90) days of the end of each fiscal quarter and its fiscal year-end, as the case may be, and any other information as Scotiabank may reasonably request from time to time.

15.        Period of Agreement. A party may, for any reason, and upon no less than thirty (30) days’ written notice to the other party (the “Termination Notice”) terminate this Agreement. Such termination to be effective as of the date specified in such Termination Notice (such date being the “Termination Date”). On the Termination Date, the Consignee shall re-deliver to Scotiabank all silver held on consignment for Scotiabank by either physically delivering the silver to Scotiabank, or by purchasing the silver from Scotiabank as provided for in paragraphs 9 and 10 hereof and shall pay all other amounts due to Scotiabank hereunder. If an Event of Default should occur prior to the Termination Date specified in any Termination Notice, Scotiabank’s right to terminate this Agreement and make demand hereunder shall take effect immediately.

16.        Events of Default. Upon the occurrence of any one of the following events of default (an “Event of Default”):

            (a)          failure by the Consignee to deliver any amount of silver or pay any purchase price, interest or other amounts in respect of any silver held on consignment hereunder or purchased from Scotiabank, within five (5) Business Days of the date on which it is due hereunder; provided that such five (5) Business Day grace period shall have no application where a Termination Notice pursuant to paragraph 15 above has been given and the Consignee has failed to re-deliver silver or pay amounts due and accruing as required by such paragraph;

            (b)          failure by the Consignee to restore the Maximum Dollar Limit as required by paragraph 2;

            (c)          the Consignee makes any representation or warranty hereunder which is incorrect in any material respect; or breaches any covenant hereunder or fails to perform or observe, in any material respect, any other term or provision contained in this Agreement and any such breach or failure shall remain unremedied for fifteen (15) days after written notice thereof has been given by Scotiabank to the Consignee in the manner provided for in paragraph 22 hereof;

            (d)          a material adverse change occurs in the financial condition of the Consignee or Technitrol, Inc. which gives reasonable grounds to conclude, in the sole opinion of Scotiabank, that the Consignee will be unable to perform or observe, in the normal course, its obligations under this Agreement. For the purposes of this Agreement, material adverse change shall mean the occurrence of any event or condition that results in the diminution by at least ten (10) percent in the shareholders’ equity (as determined in accordance with generally accepted accounting principles applicable in the United States) of the Consignee or Technitrol, Inc.;

            (e)          any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings for the relief of debtors and/or creditors are instituted by or against the Consignee or Technitrol, Inc. and, in the case of any such proceeding instituted against the Consignee or Technitrol, Inc. (but not instituted by such party), either such proceeding shall remain undismissed, or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

            (f)          an order is made or an effective resolution passed for the winding-up or liquidation of the Consignee or Technitrol, Inc., or any steps are taken to enforce any encumbrance on the whole or any material part of the undertaking, property or assets of the Consignee or Technitrol, Inc.;

            (g)          the Consignee or Technitrol, Inc. admits its inability to pay its debts generally; or the Consignee or Technitrol, Inc. fails to pay any of its indebtedness in an aggregate amount of not less than $25,000,000 U.S. when due and such failure continues after any applicable grace period specified in an agreement or instrument relating to such indebtedness;

            (h)          the Consignee or Technitrol, Inc. permits any default under any agreement or instrument relating to its indebtedness, or any other event, to occur and continue after any applicable grace period specified in such agreement or instrument and the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of indebtedness in an aggregate amount of not less than $25,000,000 U.S.;

Scotiabank may terminate this Agreement and, upon making a demand in writing upon the Consignee, will become entitled to have the Consignee deliver to Scotiabank forthwith all silver held by the Consignee on consignment for Scotiabankand shall be entitled to receive payment forthwith from the Consignee of all other amounts due to it hereunder. Delivery of such silver shall be made by either physically delivering the silver to Scotiabank or by paying to Scotiabank the applicable H&H noon price plus the Applicable Premium of the silver then held by the Consignee as of the date and time of termination, and by so paying such amount, the Consignee shall be deemed to have purchased the silver which it was required to re-deliver to Scotiabank. If the Consignee fails to immediately deliver to Scotiabank all such silver held on consignment hereunder, or fails to immediately pay to Scotiabank all other amounts due to it hereunder, Scotiabank may proceed to take such steps as it deems fit, including realizing upon any security it holds in that respect.

17.        Corporate Authority. At the time of acceptance of this Agreement, the Consignee will furnish Scotiabank with a certificate of the Secretary of the Consignee setting out the names and specimen signatures of those officers authorized to sign this Agreement on behalf of the Consignee.

18.       Authorized Representatives. The Consignee will, from time to time, notify Scotiabank in writing of the names of two or more persons who are to be its authorized representatives for the purposes hereof. Scotiabank will, from time to time, notify the Consignee in writing of the names of two or more persons who are to be its authorized officers for the purposes hereof. The Consignee and Scotiabank shall provide to each other specimen signatures of such persons.

19.       Representations of the Consignee. The Consignee hereby represents and warrants to Scotiabank that it has full power and authority to purchase silver from Scotiabank and to receive and hold silver for Scotiabank on the terms and conditions contained herein; that it has obtained all necessary governmental approvals, if any, to receive and hold and purchase silver; and, that this Agreement has been duly authorized by all necessary corporate action and that the execution, delivery and performance of this Agreement by the Consignee will not result in the breach of its charter, articles of incorporation, by-laws, corporate resolution or other of its constitutional documents.

20.       Representations of Scotiabank. Scotiabank hereby represents and warrants to the Consignee that Scotiabank shall have title free and clear of any encumbrance to all silver to be delivered to the Consignee under this Agreement, and that it has full power and authority to deliver and sell silver to the Consignee on the terms and conditions contained herein.

21.       Covenants of the Consignee.

            (a)          Records: The Consignee shall maintain at its principal place of business records reasonably satisfactory to Scotiabank with respect to the silver delivered by Scotiabank hereunder, and shall permit an authorized officer of Scotiabank, or a representative not necessarily in Scotiabank’s employ, to examine such records at any reasonable time during normal business hours, and without prior notice.

            (b)          Taxes: The Consignee shall pay all taxes, customs duties, assessments and charges lawfully levied, assessed or imposed in respect of the silver held by the Consignee for Scotiabank hereunder or upon the sale of such silver by Scotiabank to the Consignee, except any tax in respect of the income of Scotiabank.

All payments by the Consignee shall be made without set-off or counterclaim and free and clear of any taxes (including value added tax), levies, duties, charges, fees or deductions for withholdings whatsoever.

If, as a result of any requirement, it should be necessary for the Consignee to deduct or withhold any amount from any payment hereunder, then the Consignee shall make an additional payment so that the amount received by Scotiabank after such deduction or withholding equals the amount that would have been received by Scotiabank if there had been no such deduction or withholding requirement.

Evidence satisfactory to Scotiabank of the payment of any tax, etc. referred to in this paragraph will, upon the request of Scotiabank made from time to time, be provided by the Consignee to Scotiabank.

            (c)          Observe Laws: The Consignee shall duly observe and conform to all valid requirements of any governmental authority relative to the holding of silver by the Consignee for Scotiabank hereunder.

            (d)          Negative Covenants: The Consignee covenants and agrees that, until the satisfaction in full of all of the Consignee’s obligations to Scotiabank hereunder, the Consignee will not, directly or indirectly, (i) create, incur, assume or suffer to exist any pledge, lien, security interest or other encumbrance of any nature whatsoever, on any of the silver held on consignment hereunder other than any security interest granted to Scotiabank; (ii) sell, lease, transfer or otherwise dispose of all or any portion of the silver held on consignment hereunder, except in the ordinary course of its business; (iii) dissolve or liquidate; or (iv) guarantee or otherwise in any way become or be responsible for obligations of any other person. Notwithstanding the previous sentence, the Consignee may from time to time guarantee the obligations of (1) other entities controlled by Technitrol, Inc., or (2) third parties, in the ordinary course of business which in the aggregate do not exceed $20,000,000 U.S. at any one time; provided, that, the issuance of any such guarantees shall not, individually or in the aggregate, have a material adverse effect on the business or prospects of the Consignee.

22.        Notices. Any notice in writing may be given by being delivered by hand or by being sent by authenticated telex or telecopied transmission in the case of the Consignee to:

AMI Doduco, Inc.
Murray Corporate Park
1003 Corporate Drive
Export, PA 15362

Attention:	Vice-President of Purchasing
Fax No.:	(724) 733-2880

With a copy to:

Technitrol, Inc.
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Attention:	Chief Financial Officer
Fax No.:	(215) 355-7397

and in the case of Scotiabank to:

The Bank of Nova Scotia
ScotiaMocatta
One Liberty Plaza, 25th Floor
New York, New York 10006
U.S.A.

Attention:	Managing Director
Fax No.:	(212) 912-8415

or to such other address, telex or telecopier number as may hereafter be notified in writing by the Consignee or Scotiabank, respectively and any such notice, if given by hand, authenticated telex or telecopied transmission will be deemed to have been given when delivered or sent.

            If an authorized representative of the Consignee makes an oral request or gives an oral notice hereunder to Scotiabank, whether to an agent or an employee of Scotiabank then Scotiabank shall be entitled to rely on its dealings with the Consignee upon those oral instructions whether by telephone or otherwise. In so relying, neither Scotiabank nor any agent or employee shall incur any liability to the Consignee in acting upon such oral instructions, contemplated hereby and which Scotiabank believes in good faith to have been given by a person authorized by the Consignee to effect any applicable transaction. In the event there is a discrepancy between the oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions will be deemed to be the controlling instructions.

23.       Deliveries by Consignee. All deliveries of silver to be made hereunder by the Consignee to Scotiabank will be free of all liens, charges, security interests and encumbrances and made in accordance with the directions of Scotiabank or, in the absence of such directions, in a commercially acceptable manner to Scotiabank at its address set out in paragraph 22 hereunder. The Consignee shall bear the cost of such delivery and shall bear the risk of loss of or damage to such silver until delivery is made by it to Scotiabank at which time such risk shall pass to Scotiabank.

24.       Assignment. The Consignee may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Scotiabank, which consent shall not be unreasonably withheld. Scotiabank may at any time assign or transfer all or any of its rights and/or obligations hereunder, provided such assignment or transfer is to its successors in title or to a wholly-owned subsidiary or a branch of Scotiabank.

25.       Laws and Waiver of Jury Trial. This Agreement will be interpreted and governed in all respects by the laws of the State of New York, and each party hereby irrevocably and unconditionally waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement.

26.       Amendments. This Agreement may only be amended by a document signed by the Consignee and Scotiabank.

27.       Judgment Currency. All payments made under this Agreement, or resulting from any judgment relating to this Agreement, shall be made in U.S. Dollars.

28.       On Site Audit. The Consignee shall permit an authorized officer of Scotiabank or a representative who may not necessarily be in Scotiabank’s employ, to attend, at any reasonable time during normal business hours and upon five (5) Business Days’ prior notice, at any of the facilities of the Consignee upon which Scotiabank’s silver is held on consignment, in order to carry out an audit of such silver and verify that such silver continues to be held at such site(s) and in the same form as when delivered to the Consignee; provided, however, that Scotiabank shall indemnify and hold harmless the Consignee for any acts or omissions of any such officer or representative.

29.       Force Majeure. If Scotiabank is prevented from or hindered in making delivery of the silver or the making of delivery is delayed by reason of force majeure (which shall be deemed for this purpose to include war, civil commotion, act of terrorism, hijacking, strike, walkout, industrial dispute, fire, explosion, storm, tempest, flood, act or omission of any governmental, licensing or other similar body or of a person or body for the time being exercising the power and authority of such body (whether in Canada, the United States of America or elsewhere) or any further cause not within the direct control of Scotiabank) Scotiabank shall be under no liability whatsoever in respect thereof and the time for delivery by Scotiabank shall be extended for a period equal to that during which delivery is so prevented, hindered or delayed; however, notwithstanding the foregoing, Scotiabank may, if it chooses, by notice in writing given to the Consignee, advise that it will not make the delivery affected by the force majeure.

            Scotiabank shall not be liable for any loss arising on or in connection with any lack of delivery of silver to the Consignee hereunder as a result of moratorium, currency restrictions or changes thereof.

30.       Determination. Scotiabank shall have the right to determine at any time, and in its discretion reasonably exercised, as to whether any event, circumstance, or thing envisaged in this Agreement is or would be “material” or “adverse”, as such terms are used herein.

31.       No Obligation to Deliver or Sell. Execution of this Agreement shall not obligate Scotiabank to deliver or sell silver pursuant to any request that it may receive from the Consignee; nor does it obligate the Consignee to request delivery or purchase of silver from Scotiabank. The Consignee shall have no automatic right to obtain the delivery of silver or purchase silver hereunder despite making a delivery or purchase request, as the case may be, and notwithstanding the occurrence or non-occurrence of an Event of Default hereunder. Scotiabank shall have complete discretion to refuse any delivery or purchase request at any time until actual delivery or purchase is made of the silver requested without giving any reason for such refusal and Scotiabank shall incur no liability in respect of any such refusal.

32.       Other Agreements. This Agreement supersedes and shall replace the Letter Agreement between the parties dated July 18, 1997, as it may have been amended, which agreement shall terminate and cease to be of effect, with silver held thereunder constituting silver held on consignment under this Agreement.

            If the foregoing terms and conditions are satisfactory, please so indicate by executing on the enclosed copy of this letter the form of acceptance and returning it to us on or before November 9, 2007, failing which this offer will expire.

Yours truly,

ACCEPTED:		THE BANK OF NOVA SCOTIA

Dated: November 26, 2007.

By: /s/ Authorized Officer

AMI DODUCO, INC.		Authorized Officer

By: /s/ Drew A. Moyer

Name:	Drew A. Moyer	By: /s/ Zoran Miljkovic
Title:	President
Authorized Officer

By: /s/ Edward Prajzner

Name:	Edward Prajzner
Title:	Vice President

ACKNOWLEDGED AND AGREED INCLUDING, WITHOUT LIMITATION, AS TO PARAGRAPH 11 HEREOF.

TECHNITROL, INC.

By: /s/ Drew A. Moyer

Name: Drew A. Moyer
Title: Sr. VP & CFO